Contact:
Randle Reece
Director, Investor Relations
866.861.3229
______________________________________________________________________________

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS
Quarterly revenue of $529 million, up 4% over prior year;
GAAP EPS of $0.74 and adjusted EPS of $0.81

SAN DIEGO – (February 14, 2019) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its fourth quarter and full year 2018 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2018	% Change Q4 2017	Full Year 2018	% Change Full Year 2017
Revenue	$528.6	4%	$2,136.1	7%
Gross profit	$172.5	6%	$696.4	8%
Net income	$35.6	(13)%	$141.7	7%
Diluted EPS	$0.74	(12)%	$2.91	9%
Adj. diluted EPS*	$0.81	29%	$3.29	29%
Adjusted EBITDA*	$66.4	3%	$270.4	5%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

2018 & Recent Highlights

•	Full year 2018 revenue grew 7%, GAAP EPS increased by 9%, and adjusted diluted EPS was up 29%.

•	Operating cash flow of $227 million was up 41% over prior year.

•	Fourth quarter earnings remained strong; revenue was below expectations due to lower placements in our Locum Tenens segment.

•	Finished 2018 with new MSP contracts totaling $230 million in gross spend under management, with great diversity across service lines.

•	In January, signed a three-year MSP agreement with Tenet Healthcare covering multiple service lines in California and Arizona with an estimated $100 million gross spend.

•	Acquired Silversheet, an innovative, cloud-based clinical credentialing solution, in January.

“AMN surpassed $2.1 billion in consolidated revenue for 2018, more than two times where we were just five years ago,” said Susan R. Salka, chief executive officer of AMN Healthcare. “More importantly, our team helped thousands of clients and healthcare professionals to make a positive impact in delivering quality patient care and increasing the value AMN brings to the healthcare community. We made strides in our strategy to be the most trusted and innovative workforce solutions partner for healthcare organizations and to enable clinicians to achieve their personal and professional goals. We have added several new clients across our businesses over the past year and are proud that in January, Tenet Healthcare chose AMN Healthcare as their MSP provider in California and Arizona. We are also very excited to recently add Silversheet to the AMN family as another innovative workforce solution that will support clients’ patient care, compliance and efficiency goals.

“We remain optimistic about the long-term growth of our business and the strategic investments we are making to deliver differentiated value to our customers and healthcare professionals, which we believe will be more visible in our performance in the second half of 2019 and beyond. In the near term, restoring the performance of our Locum Tenens segment is our top priority. This business has been challenged by the business model and system transition last year. But with continuous improvements, aggressive hiring of new sales talent, and the resilience and fortitude of the locums team, we do expect to gain traction as we move through the year,” Ms. Salka added.

Fourth Quarter 2018 Results
Consolidated revenue for the quarter was $529 million, a 4% increase over prior year and flat compared with prior quarter. Revenue for the Nurse and Allied Solutions segment was $329 million, higher by 2% year over year and 8% sequentially. Travel Nurse revenue increased 2% year over year, with higher volume offset by a lower average bill rate. Allied division revenue increased 8% year over year on higher volume.

The Locum Tenens Solutions segment reported revenue of $82 million, down by 24% year over year, with lower volumes offset in part by positive pricing. Other Workforce Solutions segment revenue was $117 million reflecting an increase of 48% year over year, driven primarily by the acquisitions made in April 2018. Excluding the additional revenue from acquisitions, revenue increased 1%.

Gross margin was 32.6%, higher by 80 basis points year over year and lower by 60 basis points sequentially. The year-over-year variance was driven by higher-than-average gross margins from the recently acquired companies and a change in classification of certain recruiter expenses from cost of sales to SG&A in our physician permanent placement business.

SG&A expenses were $111 million or 21.0% of revenue, compared with $100 million, or 19.7% of revenue, in the same quarter last year. SG&A was $121 million, or 23.0% of revenue, in the previous quarter. The year-over-year increase in expense margin stemmed mainly from the physician permanent placement cost change, higher SG&A expenses from our acquisitions, and higher acquisition and integration costs.

Income from operations was $50 million, or 9.5% of revenue, compared with $53 million, or 10.4% of revenue, in the same quarter last year. Adjusted EBITDA was $66 million, a year-over-year increase of 3%. Adjusted EBITDA margin was 12.6%, flat year over year and a decrease of 20 basis points sequentially.

Net income was $36 million, or $0.74 per diluted share, compared with $41 million, or $0.84 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.81.

During the fourth quarter of 2018, the Company repurchased 271,000 shares of our common stock for an aggregate purchase price of $14 million.

Full Year 2018 Results

Full year 2018 consolidated revenue was $2,136 million a 7% increase from prior year. Nurse and Allied Solutions segment revenue was $1,307 million, a year-over-year increase of 5%. The Locum Tenens Solutions segment revenue was $393 million, down by 9% compared with the prior year. Other Workforce Solutions segment revenue was $436 million, an annual increase of 37% driven primarily by the acquisitions made in April 2018.

Full year gross margin was 32.6% compared with 32.4% for the prior year. The gross margin for the year ended December 31, 2018 was positively impacted by higher-than-average gross margins from the acquisitions made in 2018 and a change in our physician permanent placement business model that prompted a $9.9 million classification of certain recruiter compensation expenses to SG&A that was previously in cost of revenue. Net of these factors, the year-over-year gross margin declined primarily due to a lower margin in our Locum Tenens and Nurse and Allied Solutions segments.

Full year SG&A expenses were $452 million, representing 21.2% of revenue as compared to $400 million, representing 20.1% of revenue, for the prior year. The year-over-year increase in SG&A expenses was primarily due to additional expenses from the acquisitions, a $12.1 million increase in legal reserves, and a $9.9 million classification of certain recruiter compensation expenses to SG&A that was previously in cost of revenue.

Full year income from operations was $203 million, or 9.5% of revenue, compared with $212 million, or 10.7% of revenue, in the prior year. Adjusted EBITDA was $270 million, a year-over-year increase of 5%. Adjusted EBITDA margin was 12.7%, representing a decrease of 20 basis points year over year.

Full-year net income was $142 million, or $2.91 per diluted share, compared with $133 million, or $2.68 per diluted share, in the prior year. Adjusted diluted EPS was $3.29.

At December 31, 2018 cash and cash equivalents totaled $14 million. Cash flow from operations was $59 million for the quarter and $227 million for the full year. Capital expenditures were $11 million in the quarter and $35 million for the year. The Company ended the year with total debt outstanding of $445 million with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.7 to 1.

Silversheet Acquisition
In January 2019, we acquired Silversheet, an emerging, cloud-based provider of credentialing and privileging software and services. “Credentialing is a pervasive pain point for healthcare organizations, and there has been little innovation in this area until recently,” Ms. Salka said. “Silversheet enhances our workforce solutions offerings, adding an innovative platform that enables faster, more efficient and reliable credentialing for our clients. At the same time, Silversheet is a promising platform through which we can engage clinicians with an easy-to-use, digital method of storing and tracking their medical credentials.”

First Quarter 2019 Outlook

Metric	Guidance*
Consolidated revenue	$520 - $528 Million
Gross margin	33.0%
SG&A as percentage of revenue	22.5%
Operating margin	8.3%
Adjusted EBITDA margin	12.0%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Projected year-over-year revenue growth in the first quarter of 2019 is 0-1%. On an organic basis, revenue is projected to be down approximately 6% due primarily to lower revenue in the Locum Tenens business. Nurse and Allied segment revenue is expected to be down by about 1-2% compared with prior year, with growth in Allied offset by a slight decline in Nurse staffing due to lower nursing utilization from a large client. Excluding this impact, Nurse and Allied revenue growth would be estimated at about 5% year over year.

Conference Call on February 14, 2019
AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its fourth quarter and full year 2018 financial results and first quarter 2019 outlook on Thursday, February 14, 2019, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-8960 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on February 14, 2019, and can be accessed until 11:59 p.m. Eastern Time on February 28, 2019, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 455277.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, mid-revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS.  The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, our views on the long-term growth and performance of our businesses, including Locum Tenens, and statements concerning our guidance for first quarter 2019 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin and adjusted EBITDA margin. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The Company's ability to meet the targets and expectations noted in our first quarter 2019 outlook depends upon, among other factors, our ability to  (i) manage the pricing impact that the consolidation of healthcare delivery organizations may have on our business, (ii) comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (iii) implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (iv) develop and evolve our current technology offerings and capabilities, (v) recruit and retain sufficient quality healthcare professionals at reasonable costs, and (vi) consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Revenue	$528,635	$509,076	$526,842	$2,136,074	$1,988,454
Cost of revenue	356,179	346,984	351,695	1,439,691	1,344,035
Gross profit	172,456	162,092	175,147	696,383	644,419
Gross margin	32.6%	31.8%	33.2%	32.6%	32.4%
Operating expenses:
Selling, general and administrative (SG&A)	110,830	100,375	121,216	452,318	399,700
SG&A as a % of revenue	21.0%	19.7%	23.0%	21.2%	20.1%

Depreciation and amortization	11,449	8,520	11,296	41,237	32,279
Total operating expenses	122,279	108,895	132,512	493,555	431,979
Income from operations	50,177	53,197	42,635	202,828	212,440
Operating margin (1)	9.5%	10.4%	8.1%	9.5%	10.7%

Interest expense, net, and other (8)	(217)	4,782	4,649	16,143	19,677

Income before income taxes	50,394	48,415	37,986	186,685	192,763

Income tax expense	14,781	7,248	10,068	44,944	60,205
Net income	$35,613	$41,167	$27,918	$141,741	$132,558
Net income as a % of revenue	6.7%	8.1%	5.3%	6.6%	6.7%

Other comprehensive income (loss):
Foreign currency translation and other	58	13	133	263	(98)
Cash flow hedge, net of income taxes	—	—	—	—	(15)
Other comprehensive income (loss)	58	13	133	263	(113)

Comprehensive income	$35,671	$41,180	$28,051	$142,004	$132,445

Net income per common share
Basic	$0.76	$0.86	$0.59	$2.99	$2.77
Diluted	$0.74	$0.84	$0.58	$2.91	$2.68
Weighted average common shares outstanding:
Basic	46,825	47,618	47,286	47,371	47,807
Diluted	48,102	49,281	48,529	48,668	49,430

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except per share data and operating data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Revenue
Nurse and allied solutions	$329,317	$321,360	$306,292	$1,306,516	$1,238,543
Locum tenens solutions	81,850	108,142	101,102	393,366	430,615
Other workforce solutions	117,468	79,574	119,448	436,192	319,296
	$528,635	$509,076	$526,842	$2,136,074	$1,988,454

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$45,521	$48,154	$42,165	$183,427	$182,792
Locum tenens solutions	7,027	12,394	10,992	41,348	51,422
Other workforce solutions	27,104	19,366	29,010	104,541	81,154
	79,652	79,914	82,167	329,316	315,368
Unallocated corporate overhead	13,281	15,545	14,739	58,938	58,954
Adjusted EBITDA (3)	66,371	64,369	67,428	270,378	256,414
Adjusted EBITDA margin (4)	12.6%	12.6%	12.8%	12.7%	12.9%

Depreciation and amortization	11,449	8,520	11,296	41,237	32,279
Share-based compensation (5)	2,861	2,517	1,809	10,815	10,237
Acquisition and integration costs (6)	1,884	135	(452)	3,358	1,458
Legal settlement accrual increases (7)	—	—	12,140	12,140	—
Income from operations	50,177	53,197	42,635	202,828	212,440
Interest expense, net, and other (8)	(217)	4,782	4,649	16,143	19,677
Income before income taxes	50,394	48,415	37,986	186,685	192,763
Income tax expense	14,781	7,248	10,068	44,944	60,205
Net Income	$35,613	$41,167	$27,918	$141,741	$132,558

GAAP diluted net income per share (EPS)	$0.74	$0.84	$0.58	$2.91	$2.68
Adjustments:
Amortization of intangible assets	0.14	0.10	0.14	0.50	0.38
Acquisition and integration costs (6)	0.04	—	(0.01)	0.07	0.03
Legal settlement accrual increases (7)	—	—	0.25	0.25	—
Equity investment fair value changes (8)	(0.13)	—	(0.03)	(0.15)	—
Debt financing related costs	—	—	—	0.01	—
Tax effect on above adjustments	(0.01)	(0.04)	(0.09)	(0.18)	(0.16)
Tax correction related to prior periods (9)	—	—	—	(0.05)	—
Tax effect of COLI fair value changes(10)	0.04	—	—	0.04	—
Tax law effect on deferred taxes (11)	—	(0.27)	—	—	(0.26)
Excess tax benefits (11)	(0.01)	—	—	(0.11)	(0.11)
Adjusted diluted EPS (12)	$0.81	$0.63	$0.84	$3.29	$2.56

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Gross Margin
Nurse and allied solutions	27.2%	27.4%	27.4%	27.2%	27.6%
Locum tenens solutions	27.2%	29.3%	28.4%	28.6%	30.0%
Other workforce solutions	51.7%	53.1%	52.4%	52.4%	54.5%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (13)	9,404	9,234	8,979	9,261	8,969

Locum tenens solutions
Days filled (14)	41,000	56,591	50,069	199,089	229,375
Revenue per day filled (15)	$1,996	$1,911	$2,019	$1,976	$1,877

	As of December 31,		As of September 30,
	2018	2017	2018
Leverage ratio (16)	1.7	1.3	1.7

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$13,856	$18,614	$15,147
Accounts receivable, net	365,870	366,436	350,496
Accounts receivable, subcontractor	50,143	44,891	41,012
Prepaid and other current assets	52,297	49,898	67,498
Total current assets	482,166	479,839	474,153
Restricted cash, cash equivalents and investments	59,331	59,453	64,315
Fixed assets, net	90,419	86,817	73,431
Other assets	96,152	93,206	74,366
Goodwill	438,506	438,299	340,596
Intangible assets, net	326,147	332,788	227,096
Total assets	$1,492,721	$1,490,402	$1,253,957

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$149,603	$142,543	$130,319
Accrued compensation and benefits	135,059	135,632	121,423
Deferred revenue	12,365	13,107	8,384
Other current liabilities	10,243	11,806	5,146
Total current liabilities	307,270	303,088	265,272

Revolving credit facility	120,000	150,000	—
Notes payable, less unamortized fees	320,607	320,416	319,843
Deferred income taxes, net	27,326	24,651	27,036
Other long-term liabilities	78,528	77,527	79,279
Total liabilities	853,731	875,682	691,430

Commitments and contingencies

Stockholders’ equity:	638,990	614,720	562,527

Total liabilities and stockholders’ equity	$1,492,721	$1,490,402	$1,253,957

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2018	2017(17)	2018	2018	2017(17)

Net cash provided by operating activities	$58,947	$58,422	$42,108	$226,993	$160,518
Net cash used in investing activities	(7,689)	(11,316)	(32,698)	(279,337)	(35,361)
Net cash provided by (used in) financing activities	(44,263)	(13,369)	(36,883)	37,511	(77,193)
Effect of exchange rates on cash	58	13	133	263	(98)
Net increase (decrease) in cash, cash equivalents and restricted cash	7,053	33,750	(27,340)	(14,570)	47,866
Cash, cash equivalents and restricted cash at beginning of period	77,271	65,144	104,611	98,894	51,028
Cash, cash equivalents and restricted cash at end of period	$84,324	$98,894	$77,271	$84,324	$98,894

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Adjusted EBITDA Margin to
Guidance Operating Margin
(unaudited)

Three Months Ended
March 31, 2019

Adjusted EBITDA margin (18)	12.0%
Deduct:
Share-based compensation	1.1%
Acquisition and integration costs	0.4%
EBITDA margin	10.5%
Depreciation and amortization	2.2%
Operating margin	8.3%

(1)	Operating margin represents income from operations divided by revenue.

(2)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs, legal settlement accrual increases and share-based compensation.

(3)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs, legal settlement accrual increases and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded in the calculation of adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(5)	Share-based compensation for the three months ended September 30, 2018 was partially offset by a $1,610,000 reduction related to performance equity awards.

(6)
Acquisition and integration costs of $874,000 for the three months ended September 30, 2018 were partially offset by a decrease in contingent consideration liabilities for recently acquired companies of $1,326,000.

(7)
During the third quarter of 2018, the Company recorded increases to its legal accruals established in connection with settlement agreements entered into during September and October 2018 in two class actions related to wage and hour claims, both of which are considered probable. For the three months ended September 30, 2018, the increases amounted to $12,140,000. Since the settlements are largely unrelated to the Company’s operating performance, we excluded their impact in the calculation of adjusted EBITDA and adjusted diluted EPS for the three months ended September 30, 2018 and the twelve months ended December 31, 2018. Amounts recorded in prior quarters in these two class actions and legal accruals related to other matters are immaterial and their impact was not excluded in the calculation of adjusted EBITDA or adjusted diluted EPS in those prior quarters. Beginning in 2019, we expect to exclude the impact of our accrued legal fees and expenses associated with an antitrust legal matter from the calculation of adjusted EBITDA because we believe that the expense associated with this matter is largely unrelated to the Company's operating performance.

(8)
As a result of the adoption of a new accounting pronouncement on January 1, 2018, the Company now measures equity investments, except those accounted for using the equity method of accounting, at fair value with changes in fair value recognized through net income. For the three and twelve months ended December 31, 2018, changes in fair value of equity investments recognized in interest expense, net, and other were $5,990,000 and $7,349,000, respectively. Since these favorable changes in fair value are unrelated to the Company’s operating performance, we excluded their impact from the calculation of adjusted diluted EPS for the three and twelve months ended December 31, 2018.

(9)
During the first quarter of 2018, the Company recorded a net tax benefit of $2,501,000 to adjust for an immaterial out-of-period error identified in that quarter related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.

(10)
The Company recorded a net tax expense of $1,676,000 related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance for the quarter ended December 31, 2018. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted diluted EPS for the three and twelve months ended December 31, 2018.

(11)
The consolidated effective tax rate for the three and twelve months ended December 31, 2018 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $302,000 and $68,000 for the three months ended December 31, 2018 and 2017, respectively. For the twelve months ended December 31, 2018 and 2017, excess tax benefits recorded as a reduction of income tax expense were $5,401,000 and $5,449,000, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted diluted EPS for the three and twelve months ended December 31, 2018 and 2017. In addition, during the quarter ended December 31, 2017, we recorded a discrete net tax benefit of $14,039,000 and a discrete tax expense of $1,000,000 from a remeasurement of our deferred tax assets and liabilities related to the impact of the Tax Cuts and Jobs Act and prior period share based awards, respectively. We excluded these non-cash items in the calculation of adjusted diluted EPS for the three and twelve months ended December 31, 2017 as they were unrelated to our prior year’s income before taxes.

(12)
Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) legal settlement accrual increases, (D) changes in fair value of equity investments since January 1, 2018, (E) write offs of deferred financing costs related to debt extinguishment, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, (H) correction of prior periods error, and (I) net tax expense related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted diluted EPS). Although management believes the items in the calculation of from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(13)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(14)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(15)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.

(16)
Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.

(17)
As a result of the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” on January 1, 2018, we are required to present in the statement of cash flows the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. We adjusted certain restricted cash amounts for the three and twelve months ended December 31, 2018 in the cash flow table presented above. These adjustments had no effect on previously reported results of operations or retained earnings.

(18)	Guidance percentage metrics are approximate.